Exhibit 8.1

Set forth below is a list of Net Serviços de Comunicação S.A.'s subsidiaries, each organized under the Federative Republic of Brazil:

1	Multicanal Telecomunicações S.A.
2	Net Belo Horizonte Ltda.
3	TV Vídeo Cabo de Belo Horizonte S.A.
4	CMA Participações S.A.
5	Dabny, LLC
6	Jonquil Ventures Ltd.
7	Net Brasília Ltda.
8	Net Rio S.A.
9	Net Recife S.A.
10	Net São Paulo Ltda.
11	Cabodinâmica TV Cabo São Paulo S.A.
12	Net Campinas Ltda.
13	Net Indaiatuba Ltda.
14	Net São Carlos S.A.
15	Net Franca Ltda.
16	Jaguari Telecomunicações S.A.
17	Vicom Ltda.
18	Net Sul Comunicações Ltda.
19	Net São José do Rio Preto Ltda.
20	Net Piracicaba Ltda.
21	Net Ribeirão Preto S.A.
22	Net Bauru Ltda.
23	Net Goiânia S.A.
24	Net Anápolis Ltda.
25	Net Campo Grande Ltda.
26	Net Sorocaba Ltda.
27	Reyc Comércio e Participações Ltda.
28	Horizonte Sul Comunicações Ltda.
29	DR - Empresa de Distribuição e Recepção da TV Ltda.
30	Net Paraná Comunicações Ltda.
31	Net Joinville Ltda.
32	Net Florianópolis S.A.
33	Net Curitiba Ltda.
34	Net Maringá Ltda.
35	Net Arapongas Ltda.
36	TV Cabo Criciúma Ltda.
37	TV Cabo de Chapecó Ltda.
38	Net Londrina Ltda.
39	Cable S.A.
40	TV Cabo e Comunicações de Jundiaí S.A.
41	Sama Empreendimentos e Participações LTDA
42	Net Blumenau